Exhibit 10.2

                  AMENDMENT TO LEASE AGREEMENT



     THIS AMENDMENT TO LEASE AGREEMENT ("Amendment") is hereby entered into as of this ___ day of May, 2004, by and between ABS LAURA STREET, LLC, a Florida limited liability company("Landlord") and THE JACKSONVILLE BANK, a Florida banking corporation ("Tenant").


                      W I T N E S S E T H:


     WHEREAS, Landlord and Tenant are parties to that certain standard office Lease dated March 12, 2004, for premises known as Suites 120 and 1000, 100 N. Laura Street, Jacksonville, Florida, consisting of 12,000 rentable square feet (the "Lease"); and

     WHEREAS, the Tenant has requested from the Landlord expansion of the Premises into additional space on the tenth
(10th) floor of the Building, containing 2,815 rentable square feet, subject to the terms and conditions of the Lease; and

     WHEREAS, Landlord and Tenant wish to modify the terms of the Lease to expand the Premises as more fully set forth herein; and

     WHEREAS, Landlord is willing to agree to such modifications provided that this agreement is entered into, but not otherwise.

     NOW, THEREFORE, in consideration of the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, Landlord and Tenant hereby agree as follows:


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     1.    Recitals.   All recitals set forth above are true  and
correct and are incorporated hereby reference.

     2. Expansion of Suite 1000. Suite 1000 of the Premises as described in the Lease is expanded effective as of the date hereof, to include an additional 2,815 rental square feet, which shall thereafter constitute the entire rentable area of the tenth
(10th) floor of the Building, totaling 11,480 rentable square feet for Suite 1000.

     3. Amendments to Basic Lease Provisions. In order to effect the Amendment set forth herein, certain of the Basic Lease
Provisions as provided in the Lease, are hereby revised as follows:

          Section  1,  Page  1.  Net Rentable Area  of  Premises:
14,815 rentable square feet in the aggregate: 3,335 rentable square feet as to Suite 120: 11,480 rentable square feet as to Suite 1000.

          Section 3, Page 6. Tenant's Percentage Share: ten and eighty-five one hundredths percent (10.85%).

          Paragraph 3(A). Base Rents: Base Rents are revised as follows:


Lease Year*    Rental Rate**    Annual Rent***   Monthly Rent***

     1.            $20.00         $296,300.00       $24,691.66

     2.            $20.50         $303,707.50       $25,308.96

     3.            $21.00         $311,115.00       $25,926.25

     4.            $21.50         $318,522.50       $26,543.54

     5.            $22.00         $325,930.00       $27,160.83

     6.            $22.50         $333,337.50       $27,778.13

     7.            $23.00         $340,745.00       $28,395.42

*Lease year is September 1 - August 31 of the following year.
**Per rentable square feet
***Does not include applicable sales taxes due with monthly rent.


     4. Brokers. Landlord and Tenant warrant and represent to each other that other than Garnett Commercial Real Estate, Inc., neither party has had any dealings with any real estate broker,


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finder  or other person with respect to this Amendment to  Lease.
All commissions due shall be paid in accordance with separate agreements between Landlord and such party. Tenant covenants and agrees that except as to the parties named herein, Tenant herein indemnifies and hold Landlord harmless from additional broker's fees in connection with this amendment and to the extent Tenant has a leasing representative who is due a fee hereon (other than as disclosed herein), such fee shall be paid directly by Tenant.

     5. Rent Credit. In consideration of the execution of the Lease Amendment, and in lieu of a Tenant Build-Out Allowance for the additional space, as reflected pursuant to the Lease or as provided by paragraph 3 of the Addendum to Lease, Tenant shall provide to Landlord a rent credit of $53,680.00, which credit shall be applied prorata to each of the monthly payments of rent for the first sixteen (16) months of the Term. Accordingly, the base monthly rents as set forth in paragraph 3(A) shall be reduced by $3,355.00 per month for the first 16 months of the Term in order to account for the rent credit. In the event that Tenant shall terminate the Lease or shall fail to pay the rents for said period of time, the rent credit shall be deemed null and void. Tenant acknowledges and agrees that the rent credit in being given in lieu of any Tenant Improvement Allowance with respect to the additional space, and the Tenant Improvement Allowance of $209,620.00 as set forth in Exhibit "B" of the Lease is hereby confirmed as being true and correct, notwithstanding the additional spaced leased hereunder.

     6. Build-Out on Tenth Floor. Tenant acknowledges that as a result of the lease of the additional space which constitutes the full rentable portion of the 10th floor of the Premises, Tenant shall assume obligation for Build-Out of the elevator lobby and corridors of the 10th floor of the Building. The plans and specifications for said build-out shall be subject to Landlord's reasonable approval as set forth in the Lease. Notwithstanding the foregoing, Landlord acknowledges that it shall remain responsible to build-out the bathrooms on the 10th floor of the Premises.

     7. Options Satisfied. Tenant acknowledges and agrees that the amendment reflected herein satisfies any option which the Tenant has or may have had to lease additional space on the 10th floor of the Building, pursuant to paragraph 3 of the Addendum to Lease, or otherwise.

     8. Covenants Binding. It is mutually agreed that all covenants, conditions and agreements set forth in the Lease (as hereby amended) shall remain binding upon the parties and inure to

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the  benefit  of  the  parties hereto  and  their  respective successors and assigns.

     9.    Continuing  Force  and  Effect.   Except  as  modified
hereby, all other terms and conditions of the Lease shall remain unchanged and in full force and effect and are hereby ratified and confirmed by the parties hereto.

     10. Defined Terms. Except as otherwise expressly provided herein, all defined terms shall have the meanings ascribed to them in the Lease.

     11. Conflicts/Amendment to Control. Any inconsistencies or conflicts between the terms and provisions of the Lease and the terms and provisions of this Amendment shall be resolved in favor of the terms and provisions of this Amendment.

     12. Writing Required. This Amendment shall not be modified except in writing and signed by both parties hereto.

     IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment to Lease on the date indicated above.


                              ABS LAURA STREET, LLC, a Florida
Print Name:                   limited liability company


                              By:-----------------------------
Print Name:                      Maurice Nichols
Witnesses                     Its: President and General Manager

                                          "Tenant"


                              THE JACKSONVILLE BANK,
Print Name:                   a Florida banking corporation


                              By:---------------------------
Print Name:                      Gilbert J. Pomar, III
Witnesses                     Its: President and Chief Executive
                                   Officer


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